Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-31595, No. 333-47123, No. 333-113246, and No. 333-194854 on Form S-8 and No. 333-187720 on Form S-3 of our reports dated October 28, 2014, relating to the consolidated financial statements of Winnebago Industries, Inc. and the effectiveness of Winnebago Industries, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Winnebago Industries, Inc. for the year ended August 30, 2014.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
October 28, 2014